Exhibit 14.1

                                    EXHIBIT B
                        The Execute Sports Code of Ethics

Purpose and Scope

This policy establishes our company's requirements regarding personal and professional ethical and legal standards of conduct and the handling of complaints of violations of those standards. It applies to all Execute Sports employees, contractors and non-employee directors.

Policy

It is the policy of The Execute Sports Company to conduct its business in accordance with applicable laws of the United States and other jurisdictions in which the Company operates and in accordance with the highest ethical standards of business conduct. All employees shall adhere strictly to this policy.

While it is the Company's explicit policy to comply with all relevant federal, state and local statutes, our commitment to ethical conduct in the affairs of our business goes far beyond the prohibitions of any particular statute. The company's minimum requirements for the conduct of all employees follow.

Specific Obligations

General Business Ethics

All persons employed by, or associated with the Company are expected to deal honestly, truthfully and fairly with others in business. False or intentionally misleading statements or omissions of any kind should never be made. Confidential information, either of Execute Sports or of any other company, must never be misused. Execute Sports will not countenance any types of deceitful practices.

Company Records and Money

Company records must always be maintained and presented accurately and reliably. No false or intentionally misleading entries may be made in the Company's books or records. Company money must be accurately accounted for and may only be spent for lawful, company-related purposes. Employees whose duties involve verification of expenditures of Company money are responsible for the scrutiny and verification of the legitimacy of all expenditures.

Relationships with Vendors/Customers

All vendors and customers are to be treated honestly and fairly. No payments, gifts of more than nominal value, or any form of preferential treatment may be made to obtain or retain business, or to realize a certain price for Company products. No payments, direct or indirect, including gifts of more than nominal value or any form of preferential treatment, may be solicited or accepted from any vendor, customer or competitor of the Company.

Money, gifts, repetitive or extensive entertainment and other favors which would imply or incur an obligation must not be accepted or given by employees or immediate members of their family in connection with transactions involving the Company. Acceptance of a meal, refreshments or entertainment in the normal course of business relations is permitted and, to the extent practical, should be reciprocated.
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The Company will promptly terminate any employee who offers or receives a bribe or a kickback. Such conduct is illegal and strictly forbidden.

Conflicts of Interest

All decisions involving the business or non-business activities of the Company must be made solely in the best interests of the Company. Employees, and directors who are not employees, must not make decisions based on personal considerations which might affect or appear to affect their judgment. Accordingly, they must not have, or appear to have, any direct or indirect personal interest, financial or otherwise, in any of the Company's competitors, suppliers or customers. They may not buy or sell, directly or indirectly, any property, goods or services from or to the Company for their own benefit or for the benefit of their families or associates. Employees must not accept from others, directly or indirectly, any form of compensation for work or services relating to their responsibilities as Execute Sports employees. The ownership, as an investor, of the securities of publicly held corporations may normally be disregarded.

Any employee with a question about whether a particular situation constitutes a conflict of interest should discuss it with his or her supervisor.

Inside Information

Important information that has not yet become publicly available about either Execute Sports or publicly traded companies with which Execute Sports has business dealings is "Inside Information." Execute Sports personnel who have access to Inside Information may not profit financially by buying or selling or in any other way dealing in Execute Sports stock or the stock of another publicly traded company about which the person has Inside Information. Nor may Execute Sports personnel benefit financially or in any other way by passing on Inside Information to any other person. The use of Inside Information in order to gain personal benefit is illegal regardless of how small the user's profit from the transaction may be.

An easy way to determine whether information not yet publicly available is Inside Information is to ask whether the dissemination of the information would be likely to affect the market price of the stock of the company in question or whether it would be likely to be considered as important information by investors who are considering purchasing or selling that company's stock. If the information makes you want to buy or sell, it is likely to have the same effect on others.

If you possess Inside Information, you must refrain from trading the stock of the company concerned, from advising anyone else to do so or from communicating the Inside Information to anyone else until you know that it has been disseminated to the public.

Company Trade Secrets

Proprietary information includes data developed or assembled on Company time or at Company expense, that is unique in the sense that the end result is not readily available generally without a like expenditure of time and money, even though the basic data is known or observable. Trade secrets include all data unique to the Company and discoverable only by employees in certain positions in the Company. Information in these categories is the property of Execute Sports Incorporated, and any misapplication or misappropriation of that property may prompt legal action by the Company.
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No one should share proprietary information or trade secrets of Execute Sports with anyone outside the Company, or anyone within the Company not authorized to receive that information. Nor should anyone solicit or accept from anyone outside the Company any proprietary information or trade secrets of another company. The Company has no interest either in receiving or using any proprietary information or trade secrets of other companies, because to do so would be unethical and improper.

Further, no one should make any use of materials protected by copyrights, trademarks, or patents without first bringing the matter to the attention of the Legal Services Department.

Antitrust

Execute Sports has always been, and remains, an ardent supporter of free and fair competition. Execute Sports forbids any conduct that would unfairly and unlawfully diminish competition in the marketplace. The antitrust laws protect and promote free and fair competition among businesses. Examples of the types of conduct which are prohibited under the antitrust laws, and are therefore particularly unacceptable to Execute Sports include but are not limited to:

        - Any agreements among competitors about price, allocation of markets, or allocation of customers.
        -   Any agreements with customers not to deal with a competitor.
        -   Restrictions on resale.
        -   Sales conditioned on agreements to purchase other products.

Environmental, Health and Safety Laws and Regulations

Environmental, Health and Safety laws and regulations are very complex and extremely important. Compliance with these regulations is essential. In addition, it is essential that any reports or representations made by or on behalf of the Company to any environmental, health or safety regulatory body be completely accurate and correct, containing no false statements or material omissions.

Political Contributions

Execute Sports complies carefully with all regulations governing campaign contributions in federal, state and local elections. In addition, employees are free to make, or not to make, any individual political contributions they desire. The Company shall never reimburse an employee for a political contribution made by the employee.

International Practices

In some countries, practices which the United States would characterize as criminal or corrupt are accepted or tolerated as part of the political and commercial culture. In particular, some countries do not condemn bribery the way the United States does, and permit, or tolerate, payments to public officials to influence their exercise of discretion. Not only are such practices contrary to Execute Sports' standards, they are illegal in the United States, even when committed abroad. Execute Sports forbids the offering or receiving of any money or anything of value to or from a foreign official to influence that person in the performance of official functions.
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International Boycotts

Governments sometimes seek to advance their own political agendas by pressuring companies with whom they do business to boycott the companies or products of certain other countries. It is unlawful for any United States citizen or company to comply with, further or support a boycott against a country which is not itself the object of any form of boycott pursuant to United States law or regulation. Execute Sports refuses to participate in furthering any form of illegal boycott.

Sexual Harassment

Execute Sports Incorporated prohibits the sexual harassment of individuals in the workplace. Sexually harassing behavior which occurs off Execute Sports premises is also prohibited. Furthermore, the Company will not tolerate retaliation against anyone who rejects sexual advances, makes a report of harassment or provides information or assistance in the investigation of such a report.

Interference with an Audit

It is unlawful to attempt improperly to persuade an outside auditor to approve false financial statements. Execute Sports prohibits its officers and directors, and anyone acting under their direction, from coercing, manipulating, misleading or fraudulently influencing the Company's outside auditor to approve materially misleading financial statements.

Reporting Procedures

Any employee who becomes aware of any illegal activities or any violation of the policies contained in this policy is required immediately to report the conduct. This reporting is not only encouraged by the Company, it is required. The Company pledges that it will not retaliate against employees who make such reports and shall not tolerate retaliation by any other person against an employee who makes such a report.

Employees may report a policy violation to supervisory personnel, directly to the General Counsel. Supervisory personnel are required to communicate reported violations of law or Company Policy to the General Counsel. Contact information for the General Counsel is as follows:

City National Bank Building
4275 Executive Square
Suite 215
La Jolla, CA 92037
(858) 362-1440

A full and accurate report made to the General Counsel constitutes compliance with the reporting requirement.

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Complaint Investigation Procedures

When the General Counsel receives a complaint of a violation of this policy directly or he/she will, with the help of the President -- Internal Audit, evaluate the complaint. Complaints alleging questionable accounting, internal accounting controls and auditing matters will be submitted to the Board of Directors. The Board of Directors may request the General Counsel to conduct an investigation, or may, in its discretion, retain its own advisors to evaluate and/or to investigate the complaint. Complaints alleging serious misconduct by senior management will be referred to the full Board of Directors for evaluation and investigation as appropriate. All other complaints will be investigated by the General Counsel, as appropriate, and a summary of the complaints and management follow-up will be reported to the Board of Directors periodically.


Disciplinary Sanctions

Employees who violate the policies set forth in this policy will be subject to discipline. Disciplinary measures will vary, depending on the seriousness of the violation and the individual circumstances of the employee. Available disciplinary sanctions include suspension, termination and referral to public law enforcement authorities for possible prosecution.


Administration

General

Managers are responsible for ensuring that their exempt employees have read the Company's Code of Ethics and related Policies. Human Resources is responsible for providing copies of the Policies in the new employee package for all salaried exempt new hires.

Questionnaire and Disclosure

During the first quarter of each calendar year, the General Counsel will send to certain employees questionnaires to ascertain compliance with this Policy. These employees will be identified by the responsible senior officers upon request by the General Counsel.

Employees are expected to respond fully and candidly to the questionnaire. To ensure confidentiality and consistency in handling, questionnaires will be reviewed by only the General Counsel and by the Chief Executive Officer.

If any event or set of circumstances occurs or appears likely to occur that might create a conflict not previously disclosed or to deviate from the standards described herein, the employee is expected to make the relevant facts known to the Company and to follow its recommendations. Employees are encouraged to discuss such matters first with their supervisors, but they may consult either of the officers mentioned above.

Special Responsibilities of the CEO and Senior Financial Officers

The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer, Controller and Treasurer, are bound by the provisions set forth above relating to ethical conduct, conflicts of interest and compliance with law. In addition, the Chief Executive Officer and senior financial officers are subject to the following specific policies:
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The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission, and in all other public communications made by the Company. Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring or cause to be brought to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and other public communications or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Committee's charter.

The Chief Executive Officer and each senior financial officer shall promptly bring or cause to be brought to the attention of the General Counsel and to the Board of Directors any information he or she may have concerning any violation of this policy, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

The Chief Executive Officer and each senior financial officer shall promptly bring or cause to be brought to the attention of the General Counsel and to the Board of Directors any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation if its business, by the Company or any agent thereof, or of violation of this policy.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this policy by the Chief Executive Officer and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this policy and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), termination of the individual's employment and referral to public law enforcement authorities for possible prosecution. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

If you have questions about this policy, contact the office of General Counsel,
(858) 362-1440. This online policy supersedes all other versions of the policy.